RAPID BIO TESTS ANNOUNCES MAD COW TEST AND TREATMENT.

SPRINGFIELD, OREGON(BUSINESS WIRE)-JANUARY 9, 2004-RAPID BIO TESTS CORPORATION(RBIO), reports that it has been conducting feasibility studies related to Bovine Spongiform Encephalopathy or Mad Cow Disease(BSE). The company has taken this initiative in response to the confirmation of a slaughtered dairy cow, testing positive for the disease, on December 23, 2003 in Mabton, Washington.

Rapid Bio Tests Corporation has determined that the level of testing presently conducted, in North America, to establish the presence of BSE is inadequate and that the present system of limited testing of slaughtered animals presents a risk of infected meat reaching the food chain because of it. At present, of the 37 million cattle slaughtered annually in the United States a small percentage representing approximately 0.05 percent or 20,000, animals are actually tested. In contrast, European nations last year tested 19 million cattle with 4200 cases of Mad Cow Disease detected. In Japan, every cow headed for the dinner table is tested for the disease, which represented approximately 1.2 million cattle last year. Present day testing in North America is slow, with the recent case in Mabton, Washington taking 13 days to complete.

The company's initiative is focused in two areas, that being it's ability to develop a rapid diagnostic test for the purpose of establishing the presence of Mad Cow Disease in "live" animals and in humans and secondly the company's ability to develop an effective procedure to treat the disease or slow it down.

Rapid Bio Tests Corporation studies indicate that it has the capabilities to develop a rapid diagnostic test using its existing technology platforms, proprietary knowledge and present scientific research personnel. The company further believes that it will be able to develop a procedure to test for the presence of BSE in "live animals as well as humans," with results in less than 30 minutes without the need for a laboratory setting or experienced technicians. The company further believes that it has identified ways of blocking infective prion transport to the brain, thereby preventing the development of the disease in both animals and humans.

Presently the company is continuing to conduct feasibility studies on both of these initiatives with the primary consideration being the company's ability to finance the research and development of the test and the treatment. Consideration will be given to financing the projects internally or to jointly proceeding with an industry partner if necessary. The company is presently conducting additional scientific study to determine product viability and from there it will determine if the necessary funding can be put in place to proceed.

ABOUT RAPID BIO TESTS CORPORATION

Rapid Bio Tests Corporation is a diagnostics company, which has developed rapid diagnostic testing technology platforms, that will be used for the development and manufacturing of an array of rapid diagnostic tests. These tests will not require instrumentation or electricity, will be simple to use in the field or office, and will only require a few minutes to produce a result. The initial tests that the corporation is proposing to develop include; West Nile Virus, Hepatitis B, HIV 1 and 2, Tuberculosis, Bubonic Plague and the four strains of Malaria.


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RAPID BIO TESTS CORPORATION
Contact: Dr. Geoffrey Seaman, Phone 541-686-5989
Fax 503-296-5990
Web-site www@rapidbiotests.com


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